Prudential                           Pruco Life Insurance Company
----------                           Phoenix, Arizona
                                     A Stock Company Subsidiary of
                                     The Prudential Insurance Company of America

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    Insured                                                      Contract Number
                                                                 Contract Date
Face Amount

    Agency

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We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

The cash value may increase or decrease daily depending on the payment of premiums, the investment experience of the separate account and the level of mortality charges made. There is no guaranteed minimum.

The Death Benefit will be the insurance amount which is the greater of (1) the face amount we show above, and (2) the contract fund times the attained age factor that applies.

Please read this contract with care. A guide to its contents is on the last page before the back cover. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see a Company representative or get in touch with one of our offices.

RIGHT TO CANCEL.--You may cancel this policy by delivering or mailing a written notice or sending a telegram to Pruco Life Insurance Company, P.O. Box 2925, Phoenix, Arizona 85062, and by returning the policy before midnight of the tenth day after the date you receive the policy. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid. The insurer must return all payments made for this policy within ten days after it receives notice of cancellation and the returned policy.


Signed for Pruco Life Insurance Company, an Arizona Corporation.

/s/ [ILLEGIBLE]                                   /s/ [ILLEGIBLE]

   Secretary                                         President



Variable Life Insurance Policy with Premium Flexibility. Initial premium, with additional premiums payable during Insured's lifetime as stated in the contract. Benefits reflect premium payments, investment results and mortality charges. Insurance payable upon death. Non-participating.


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